EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form 10-KSB of World Racing Group, Inc. of our report dated March 31, 2008 related to the consolidated financial statements which appear in World Racing Group, Inc.’s Form 10-KSB for the years ended December 31, 2007 and 2006.

/s/ Murrell, Hall, McIntosh & Co., PLLP
Oklahoma City, Oklahoma
March 31, 2007